UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2008

dELiA*s, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 807-9060

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2008, dELiA*s, Inc. (the “Company”) issued a press release announcing the hiring of Michele Donnan Martin as the Company’s President, dELiA*s Brand, to lead product design and merchandising for the dELiA*s Retail and Direct-to-Consumer divisions.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Ms. Martin, age 44, served as Chief Design Officer Women’s for Martin + OSA, a brand that is part of American Eagle Outfitters, Inc., from 2005 to 2007.  From 2003 to 2004, she was Vice President and General Manager of C&M Martin, Inc., a joint venture with Brandix Apparel of Sri Lanka.  Ms. Martin served as Senior Vice President and General Manager of Hold Everything, a division of Williams-Sonoma, Inc., from 2001 to 2002 and Vice President and General Merchandise Manager, Women’s and Girls’ of Abercrombie & Fitch Co. from 1992 to 1999.  Prior to Abercrombie, Ms. Martin held various merchandising positions at J.Crew and Macy’s.

The Company and Ms. Martin have entered into an agreement providing for her employment as President of the Company’s dELiA*s Brand for a four-year term, renewing automatically for successive one-year terms unless terminated by either party.  Ms. Martin will receive a base salary of not less than $500,000, subject to annual review.  Ms. Martin will participate in the Company’s Management Incentive Plan each year during the term of her employment with a target annual incentive award opportunity of not less than 60% of her base salary.  The minimum amount of the annual incentive award payable to Ms. Martin under the Management Incentive Plan for the Company’s fiscal year ending January 31, 2009 will be $300,000, 40% of which will be paid in August 2008 and the remaining 60% of which will be paid in March 2009 (pro-rated in the event Ms. Martin is not employed by the Company for the entire 2008 fiscal year).  Ms. Martin is eligible to receive stock incentive awards under the Company’s Amended and Restated 2005 Stock Incentive Plan and other benefits as are made available to the Company’s employees generally.  Ms. Martin received an initial grant of 275,000 stock options, which vests in four equal annual installments, and an initial restricted stock grant of 25,000 shares of the Company’s common stock, the restrictions on which lapse in four equal annual installments.

If Ms. Martin’s employment is terminated for cause, she will be entitled to receive her base salary through the date of termination and additional benefits to the extent then due or earned.  In the event Ms. Martin’s employment is terminated without cause or is deemed constructively terminated, Ms. Martin will be entitled to receive her base salary for a period of 12 months following termination and continued participation in the Company’s benefit plans during that period.  In addition, the next installment of Ms. Martin’s 275,000 options will vest (and all vested options will be exercisable for 90 days after termination) and the restrictions on the next installment of Ms. Martin’s 25,000 shares of restricted stock will lapse.  If, and only if, there is a change in or replacement of the Company’s Chief Executive Officer during the original term of Ms. Martin’s employment, then, at the end of the six-month period following such change or replacement, Ms. Martin may terminate her employment upon 90 days’ notice and the Company, at its option, may elect to provide her with either (i) the entitlements she would receive upon a termination without cause or constructive termination, in which case the noncompetition provision in her agreement would continue to apply, or (ii) the entitlements she would receive upon a termination for cause, in which case the noncompetition provision would cease to apply.  Ms. Martin’s agreement contains customary confidentiality provisions and a noncompetition and nonsolicitation provision that extends for one year after her termination.

The foregoing is a summary of the material terms and conditions of the employment agreement, dated as of January 28, 2008, between the Company and Ms. Martin and is qualified in its entirety by the full text of such employment agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

There are no family relationships between Ms. Martin and other officers and/or directors of the Company, as described in Item 401(d) of Regulation S-K, and no related-party transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibits are being filed herewith:

10.1	Employment Agreement, dated as of January 28, 2008, between dELiA*s, Inc. and Michele Donnan Martin.

99.1                 Press Release of dELiA*s, Inc., dated January 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.
(Registrant)

Date: January 28, 2008	By:	/s/ Stephen A. Feldman
Stephen A. Feldman, Chief Financial Officer